EXHIBIT 10.1

EXECUTIVE MANAGEMENT AGREEMENT

This Executive Management Agreement (“Agreement”) is entered into by and between Craig J. Chapman (“Executive”) and Washington Mutual, Inc. (“Employer”).

Employer recognizes the valuable contributions Executive has made to Employer’s business in the past and expects Executive to make additional valuable contributions in the future.

In consideration of the mutual promises contained herein, Executive and Employer hereby agree as follows:

1.  The term of this Agreement is from January 1, 2005 (“Inception Date”) through December 31, 2007 (“Expiration Date”).

2.  During the term of this Agreement, and as long as Executive shall remain employed by Employer following the end of the term, Executive’s employment with Employer shall be “at will,” meaning that it can be terminated by either Executive or Employer at any time with or without notice.

3.  During the term of this Agreement, if Executive’s employment is terminated by Employer without cause, as defined herein, or if Employer requires Executive to relocate outside the Seattle metropolitan area and Executive declines to relocate, Employer shall provide to Executive these separation benefits (“Benefits”) subsequent to the date on which Executive’s employment is terminated (“Separation Date”):

  A lump sum equivalent to the product of (i) $100,000.00 times (ii) the number of full calendar months between the Separation Date and the Expiration Date will be paid to Executive within ten days of Executive’s execution and return of a Confidential Executive Separation Agreement.
  Executive’s unvested stock options, which were granted prior to January 1, 2005, will vest effective on the Separation Date, and all vested options will then remain exercisable by Executive until the earlier of the one-year anniversary of the Separation Date or the expiration of their ten-year term.  If Executive dies prior to the exercise of such options and prior to their expiration, the right to exercise all vested options through the one-year anniversary of the Separation Date will pass to his estate.
  Lapse of restrictions on Executive’s shares of restricted stock, which were granted prior to January 1, 2005, will be accelerated.
  The restrictions on any performance shares awarded to Executive prior to January 1, 2005, will continue to lapse according to the schedule for payment of the Performance Share awards established at the time the awards were made.

4.  Termination of Executive's employment for "cause" shall mean termination because (i) Executive engages in abusive use of alcohol or other drugs on a continuing or recurring basis, (ii) Executive is convicted of any felony or of a misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement), or is convicted or enters into a pretrial diversion or similar program in connection with the prosecution for an offense involving dishonesty, breach of trust or money laundering, or (iii) Executive has engaged in dishonesty, fraud, destruction or theft of property of Employer or a Subsidiary, physical attack on another employee, willful malfeasance or gross negligence in the performance of his duties, or misconduct materially injurious to Employer or a Subsidiary

5.  In order to receive the Benefits, Executive agrees to sign, on or after the Separation Date, a Confidential Executive Separation Agreement in the form attached hereto as Attachment A and incorporated herein by this reference.

6.  This Agreement shall not be effective if Executive’s employment is terminated for any reason upon or within two years after a “Change in Control,” as that term is defined in the Employment Agreement between Employer and Executive.

Dated effective as of December 22, 2004.

Executive	Employer

Washington Mutual, Inc.

/s/ Craig J. Chapman	By: /s/ Kerry K. Killinger
Craig J. Chapman	Its: Chairman and CEO

ATTACHMENT A

Confidential Executive Separation Agreement

This Confidential Executive Separation and Release Agreement (“Agreement”) is entered between Craig J. Chapman (“Executive”) and Washington Mutual, Inc. (“Employer”) and is in consideration of the mutual undertakings set forth below.

Employer and Executive have mutually agreed to end Executive’s employment.  In order to assist Executive in his transition to new employment and acknowledge past contributions, Employer will provide Executive the benefits described below.  To clearly set forth the terms and conditions of Executive’s departure, the parties agree as follows:

1.      The purpose of this Agreement is to set forth the mutual understanding of the parties.  This Agreement shall not be construed as an admission by Employer that it acted wrongfully with respect to Executive, nor shall it be construed as an admission by Executive of any misconduct or impropriety.

2.      Executive’s employment with Employer is ended effective _______________ (“Separation Date”).

3.      Employer shall provide to Executive the Benefits described in Paragraph 3 of the Executive Management Agreement between Executive and Employer dated effective as of ________________, 2004.

4.      In exchange for the benefits contained in this Agreement, Executive releases and discharges Employer, all subsidiary, parent, and affiliated entities, and any Employer-sponsored benefit plans in which Executive participates, and all of their respective owners, officers, directors, trustees, shareholders, employees, agents, attorneys, and insurers from any and all claims, actions, causes of action, rights, benefits, compensation, or damages, including costs and attorneys’ fees, of whatever nature, whether known or unknown, suspected or unsuspected, matured or unmatured, now existing or arising in the future from any act, omission, event, occurrence, or non-occurrence prior to the date Executive signs this Agreement arising out of or in any way related to Executive’s employment with Employer.  This release includes but is not limited to any claims under any federal, state, or local laws prohibiting discrimination in employment, including Title VII, the Age Discrimination in Employment Act, and the Americans with Disabilities Act; based upon any employment agreement, severance plan, compensation plan, or change in control agreement; based upon any alleged legal restriction on Employer’s right to terminate its employees; and based upon any obligations under WARN or ERISA.  This Agreement shall not affect Executive’s entitlement to receive any 401(k), stock option, or pension benefits that have vested as of the Separation Date.

5.      Executive agrees that, as a result of his employment by Employer, he has been exposed to confidential information that is not generally known to the public, all of which information is owned by Employer. This includes information developed by Executive, alone or with others, or entrusted to Employer by customers or others.  Employer’s confidential information includes, without limitation, information relating to its finances, business and strategic plans, unannounced acquisition and/or investment prospects, trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers and employees (including customer lists).  Executive agrees that, during his remaining employment by Employer and for all time thereafter, as long as such information is not made public by Employer, Executive shall hold such information in strict confidence and not disclose or use it except as specifically authorized by Employer and for Employer’s benefit.

6.      Executive recognizes that Employer’s workforce and contracting relationships are a vital part of its business.  Therefore, Executive agrees that for twenty-four (24) months after the Separation Date, Executive will not directly or indirectly be involved in (a) soliciting any employee or contractor to leave his or her employment or contract relationship with Employer, or (b) hiring any employee or contractor who, at the time of hiring or during the three month period before the hiring, was an employee of Employer.  This includes that Executive will not (a) disclose to any third party the names, backgrounds or qualifications of any of Employer’s employees or contractors, or otherwise identify them as potential candidates for employment, or (b) personally or through any other person approach, recruit, interview or otherwise solicit employees or contractors of Employer to work for any other employer or to reduce their relationship with Employer.

7.        Executive agrees to fully and reasonably cooperate with Employer with respect to business issues, claims, administrative charges, and litigation related to Employer or its business interests.  This would include, but not be limited to, responding to questions, providing information, attending meetings, depositions, administrative proceedings, and court hearings, and assisting Employer, its counsel and any expert witnesses.  Employer will reimburse any actual and reasonable expenses necessarily incurred by Executive in complying with this obligation.  Executive agrees not to communicate with any party, its legal counsel, or others adverse to Employer in any pending or threatened claims, charges, or litigation except through legal counsel designated by Employer.

8.        Should Executive receive notice of a subpoena or other attempt to communicate with or obtain information from Executive in any way relating to Employer or its business interests, Executive agrees to notify Employer’s Senior Vice President and Associate General Counsel, Litigation, and to provide a copy of any such subpoena or request within two (2) business days of receipt of such notice, and not to provide any such information except through counsel designated by Employer unless compelled to do so by court order after Employer has had an opportunity to raise and resolve any objections.

Because Employer does not offer such benefits to all departing employees, it is important to Employer that this Agreement be maintained confidential.  Executive agrees not to disclose the fact or terms of this Agreement to anyone, or to tell anyone that he received any special consideration from Employer.  Executive may disclose the terms of this Agreement only to his spouse, his attorney, and his accountant or similar advisor, on the condition that he shall direct each such person, and they agree, to maintain the confidentiality of this Agreement.

9.        Executive agrees that, as a condition of and before receiving the separation pay and other benefits described in this Agreement, he will return to Employer all of Employer’s property, including all physical property (laptop computers, cellular phones, personal digital assistants, computer disks, access cards, etc.) as well as any and all documents, data, plans, or other information, whether on paper or in electronic form.

10.   Executive represents that he has not filed any claim against Employer or any of the individuals or entities released in paragraph 4, and that he will not do so at any time in the future concerning any of the claims released in this Agreement.

11.   Executive agrees and covenants that he will not directly or indirectly, publicly or privately disparage Employer or any of its subsidiaries, affiliates, employees, officers, directors, business partners, methods, services, or products.

12.   Executive and Employer shall cooperate to coordinate appropriate internal and external communications concerning Executive’s separation from employment and to designate individuals to whom reference requests shall be directed.  Employer shall have final approval on all communications.

13.   Executive understands and acknowledges the significance and consequences of this Agreement and agrees that it is voluntary, and that he is not signing as a result of any coercion.  Executive has been encouraged to seek the advice of an attorney and, to the extent desired, has availed himself of that opportunity.  Executive acknowledges that he has been given at least twenty-one (21) days after receipt of this Agreement during which to consider it.

14.   Executive understands and acknowledges that he has seven (7) days after signing this Agreement in which to revoke it.  This Agreement will become effective after that period has expired.

15.   This Agreement is binding on and shall inure to the benefit of the parties and to those individuals and entities released in paragraph 4, as well as to all of their heirs, successors, and assigns.

16.   The interpretation of this Agreement shall be governed by the laws of the State of Washington.  If any of the provisions of the Agreement is held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable to the fullest extent permitted by law.

17.   In the event of any dispute concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Executive’s employment by Employer or the Separation of such employment, the dispute shall be resolved by arbitration within King County, Washington, and the parties waive their right to trial by jury.  Executive and Employer will submit the dispute to a mutually acceptable arbitration service, or, if they cannot agree to an arbitration service, the dispute will be submitted to the American Arbitration Association.  The procedural rules of the selected arbitration service shall apply, provided that during the time the arbitration proceedings are ongoing, Employer will advance any required administrative and/or arbitration fees.  The party who substantially prevails shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements from the other party.  Judgment upon any arbitration award may be entered and enforced by any state or federal court having jurisdiction.

18.   This Agreement represents and contains the entire understanding between the parties in connection with its subject matter, and supersedes any prior written or oral agreements or understandings.  No modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by Executive and an Executive Vice President of Employer.  Executive acknowledges that in signing this Agreement he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

Washington Mutual, Inc.	Executive

By__________________________	______________________________ Craig J. Chapman

Its__________________________

Date________________________	Date________________________